Exhibit 10.71

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EQUIPMENT PURCHASE & SALE AGREEMENT

This Equipment Purchase & Sale Agreement (this “Agreement”), entered into as of April 8, 2008 (the “Effective Date”), by and between PVA TEPLA DANMARK, a corporation organized and existing under the laws of the Kingdom of Denmark (hereinafter “SELLER”), and HOKU MATERIALS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter “BUYER”). SELLER and BUYER are each a “Party” and together, the “Parties.”

Recitals

WHEREAS, SELLER is a manufacturer and provider of equipment and related services for the polycrystalline silicon industry;

WHEREAS, BUYER is building a manufacturing facility for the production of polycrystalline silicon in Idaho, USA; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, BUYER intends to purchase from SELLER and SELLER intends to sell to BUYER, the equipment and other Deliverables (as defined below) for use in BUYER’s polycrystalline silicon production plant;

NOW, THEREFORE, pursuant to the terms and conditions and the mutual consideration set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, BUYER and SELLER agree as follows:

Agreement

1. Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below:

1.1. “Certificate of Commissioning” shall mean the certificate, in substantially the form of Appendix 7 attached to this Agreement, to be signed by an officer of BUYER and an officer of SELLER after the successful completion of the Commissioning Test.

1.2. “Commissioning Test” shall mean the test to be completed by SELLER in the presence of BUYER at the Work Site that follows the procedures described in Appendix 5 to confirm that all Equipment meets the Technical Specifications.

1.3. “Deliverables” shall mean, collectively, all Equipment, Technical Documentation and Technical Services to be provided by SELLER to BUYER pursuant to this Agreement.

1.4. “Equipment” shall mean the following items of equipment as more fully described in Appendices 1-2:

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

Item	Quantity	Price Each	Total
SR-110 Slim rod pullers, as described in Appendix 1	[*]	[*]	[*]
FZ-14M analytic Float zone crystal puller, as described in Appendix 2	[*]	[*]	[*]
		Total	$6,359,995.00

SELLER will utilize its best efforts to acquire slim rods on behalf of BUYER.

1.5. “Factory Acceptance Certificate” shall mean the certificate, in substantially the form of Appendix 6 attached to this Agreement, to be signed by an officer of BUYER and an officer of SELLER after the successful completion of the Factory Acceptance Test.

1.6. “Factory Acceptance Test” shall mean the test to be completed by SELLER in the presence of BUYER at the SELLER Facility that follows the procedures described in Appendix 4 to confirm that all Equipment meets the Technical Specifications.

1.7. “Port of Shipment” shall mean Copenhagen, Denmark.

1.8. “Port of Unloading” shall mean a port in the USA to be determined by the BUYER.

1.9. “SELLER Facility” shall mean the facility where SELLER is manufacturing the Equipment, located at Smedetoften 4, DK-3600 Frederikssund, Denmark.

1.10. “Technical Documentation” shall mean the documentation (in English language) that includes the technical data, specifications, drawings, inspection, erection, commissioning, performance testing, operating and maintenance of Equipment, as specified in Appendix 3.

1.11. “Technical Services” shall have the meaning set forth in Section 6 below.

1.12. “Technical Specifications” means the operating and other specifications of the Equipment set forth on Appendices 1 and 2 attached hereto.

1.13. “Warranty Period” shall mean the period beginning on the Effective Date and ending twelve (12) months after the Certificate of Commissioning has been signed by BUYER and SELLER.

1.14. “Work Site” shall mean the BUYER’s polysilicon plant located in Pocatello, Idaho USA.

2. Purchase & Sale Commitment

2.1. Subject to the terms and conditions set forth herein, BUYER agrees to buy from SELLER, and SELLER agrees to sell to BUYER, the Deliverables.

3. Payment Terms

3.1. BUYER shall pay to SELLER the aggregate purchase price for the Equipment ordered pursuant to this Agreement at the per-unit price set forth in Section 1.4 above as the total payment for all Deliverables under this Agreement (the “Agreement Price”) in accordance with the following schedule:

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

   3.1.1. Within one hundred and twenty (120) days after the Effective Date, BUYER shall pay to SELLER 30% of the Agreement Price as an initial payment (the “Initial Payment”). Notwithstanding anything to the contrary in this Agreement, BUYER may terminate this Agreement at any time prior to making the Initial Payment, and shall thereupon have no liability or further obligation to SELLER pursuant to this Agreement.

3.1.2. Within thirty (30) days after BUYER and SELLER sign the Factory Acceptance Certificate, and upon receipt of an invoice from SELLER, BUYER shall pay to SELLER 50% of the Agreement Price. SELLER shall not be required to ship the Equipment until such payment has been received by SELLER.

3.1.3. Within thirty (30) days after BUYER and SELLER sign the Certificate of Commissioning, and upon receipt of an invoice from SELLER, BUYER shall pay to SELLER 15% of the Agreement Price Following receipt of such payment, title to the Equipment shall pass to BUYER, free and clear of all liens, third party claims and encumbrances.

3.1.4. Within thirty (30) days after the later of (A) the expiration of the Warranty Period (as defined in Section 1.13 above), and (B) the final settlement or adjudication of all outstanding warranty claims pursuant to Section 7.3 below, BUYER shall pay to SELLER a final payment of 5% of the Agreement Price less all amounts that have been validly deducted to satisfy warranty claims pursuant to Section 7.3 below.

3.2. The Agreement Price includes all excise, sales, use, import, export or other similar taxes (collectively “Taxes”) levied by Germany, Denmark, the European Union, or any other authority in Europe, which shall be for SELLER’s account; provided that the Agreement Price does not include Taxes levied by the United States, the State of Idaho, or any other authority in the United States, which shall be for BUYER’s account.

3.3. BUYER shall provide SELLER with five (5) copies of each invoice for the applicable payment pursuant to Section 3.1 above. Shipping costs and expenses, Taxes, customs and duties, if any, will be identified as separate items on SELLER’s invoices. All invoices shall be sent to BUYER’s address specified in Section 15.4 below, unless an alternate address is provided. All payments shall be made in U.S. Dollars.

3.4. BUYER shall be responsible for all transportation charges, duties or other charges for shipping and handling; thus, the price for the Deliverables shall not include any such charges; provided, however, that the Equipment shall be in one lot suitably packed for sea transport to the Work Site, FOB Port of Shipment, according to Incoterms 2000; and provided, further, that SELLER shall pay for all shipping, insurance, and related costs and expenses incurred in transporting the Equipment from the SELLER Facility to the Port of Shipment until the Equipment is transferred FOB to the common carrier.

3.5. All payments to SELLER shall be effected by wire transfer to SELLER’s bank pursuant to the following account information:

Danske Bank
Holmens Kanal 2-12
DK-1092 Copenhagen K
Denmark
Telex 27000-SWIFT-BIC: DABAKKK
IBAN No. DK 1530003430288997
Account no. 3430 288997

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

PVA TePla Danmark

4. Shipment; Documentation & Packing

4.1. Timing of Shipment. Provided that SELLER has been paid in the aggregate 80% of the Agreement Price, all Equipment shall be delivered FOB to the Port of Shipment, within ten (10) months after BUYER pays to SELLER the Initial Payment (the “Shipment Date”); provided, however, that SELLER shall use its best efforts to deliver one (1) SR-110 Slim rod puller (as described in Appendix 1) FOB to the Port of Shipment within six (6) months after BUYER pays to SELLER the Initial Payment (and provided that, prior to shipment, SELLER has been paid in the aggregate 80% of the applicable purchase price for such one (1) Slim rod puller prior to shipment), except that SELLER shall not be liable for paying liquidated damages pursuant to Section 4.4 below if SELLER is unable to meet this six-month delivery date.

4.2. Shipping Documentation. Prior to shipment, SELLER shall remit to BUYER the following documentation:

4.2.1. At least fourteen (14) days prior to shipment of the Equipment, SELLER shall notify BUYER by Fax of the following information:

(a)	Total volume
(b)	Total gross weight of packages
(c)	Total number of packages
(d)	Port of Shipment
(e)	Port of Unloading
(f)	Name, weight, IMCO No. (as per International Maritime Dangerous Goods Code) of the dangerous and/or inflammable goods

4.2.2. At least fourteen (14) days prior to shipment of the Equipment, SELLER shall send to BUYER via international courier at least six (6) copies of the following:

(a)
Detailed packing list describing with specificity all Equipment included with the applicable shipment, including Equipment specification, type, quantity, unit/total price, unit weight, unit/total volume, the overall dimensions of each package (length x width x height), and the total number of packages

(b)	Description of any dangerous and/or inflammable goods indicating names, properties, special protective measures and handling methods in case of accident
(c)	Description of the special precautions for the Equipment that requires special storage and transportation.

4.2.3. Within ten (10) calendar days before the expected departure date of the carrying vessel from the Port of Shipment, SELLER shall notify BUYER the nationality of the carrying vessel, estimated date of shipment, estimated date of arrival at the Port of Unloading, name of the Equipment, Equipment item no., quantity, weight, volume and other relevant matters.

4.2.4. Within two (2) days after the loading of the Equipment on the ocean vessel, SELLER shall airmail one (1) duplicate copy of the Bill of Lading, signed commercial invoice, ex-works quality certificate of origin and packing list to BUYER.

4.3. Risk of Loss. Risk of loss shall pass to BUYER FOB Port of Shipment; provided, however, that in the case of (A) the Equipment is shipped on deck or via transshipment; or (B) the Equipment is not insured in time by BUYER because SELLER has failed to provide the documentation required by Section 4.2 above, then SELLER shall be liable for any and all damage to the Equipment. Notwithstanding anything to the contrary in this Agreement, if the Equipment is lost or damaged during ocean transportation, SELLER shall upon the request from BUYER, provide replacement Equipment and Technical Documentation for the same Agreement Price and pursuant to the same terms and conditions described in this Agreement.

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

4.4. Damages for Late Delivery; Liquidated Damages. SELLER shall pay to BUYER liquidated damages (the “Liquidated Damages”) if (A) the Factory Acceptance Certificate has not been signed by SELLER and BUYER, or (B) the Equipment has not been delivered FOB to the Port of Shipment on or before the Shipment Date. The Liquidated Damages shall be calculated as follows:

a)	If the Equipment is delivered within four weeks after the Shipment Date, the liquidated damages shall be zero point 5 percent (0.5%) of the Agreement Price per week beyond the Shipment Date.
b)
If the Equipment is delivered after the fourth week, then, in addition to the Liquidated Damages pursuant to sub-paragraph (a) above, the Liquidated Damages shall be one percent (1%) of the Agreement Price for each week after the fourth week from the Shipment Date.

c)	Less than one week shall not be counted as a complete week for calculation of the Liquidated Damages.
d)	The total amount of the Liquidated Damages shall not exceed five percent (5.0%) of the Agreement Price.

Notwithstanding anything to the contrary in this Agreement: (A) the payment of Liquidated Damages shall not release SELLER from its obligation to deliver the Deliverables; and (B) any delay beyond sixty (60) days from the Shipment Date shall constitute a material breach of this Agreement by SELLER.

4.5. Packing and Marking

4.5.1. Unless otherwise specified in the Agreement, the Equipment shall be packed by SELLER in new wooden cases, and all packing expenses shall be for SELLER’s account. Necessary measures shall be taken to protect the Equipment from damages caused by moisture, rain, rust, corrosion, shock and to ensure the Equipment will withstand handling, loading and unloading as well as long distance ocean and inland transportation for the safe arrival of the Equipment at the Work Site.

4.5.2. The loose accessories in all packages and bundles shall be labeled by SELLER indicating the name of the Equipment to which such accessories are related, the name of the accessories and their position number, and any accessory number marked on assembly drawings. Spare parts and tools shall be marked with the word “Spare parts or tools” in addition to the above mentioned particulars.

4.5.3. SELLER shall, on four (4) adjacent sides of each crate, conspicuously mark the following information in English with indelible paint:

(a)	Shipping mark
(b)	Destination
(c)	Consignee
(d)	Name of Equipment and item No.
(e)	Case/bale No.
(f)	Gross/net weight
(g)	Measurement

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

4.5.4. Should the Equipment weigh more than 2 metric tons, the weight, gravity and hoisting positions shall be marked in English with international trade transportation marks on the four adjacent sides on each case so as to facilitate unloading and handling. In accordance with different requirements in loading, unloading and shipping, the package shall be conspicuously marked with “Handle with care, right side up, keep dry” in English and with appropriate international trade marks.

4.5.5. The following documents shall be enclosed in each package of the Equipment:

(a)	Two (2) duplicate copies of detailed packing list
(b)	Two (2) duplicate copies of quality certificate
(c)	Two duplicate copies of Technical Documentation for relevant Equipment

4.5.6. Sufficient shores or chocks shall be provided in order to prevent the Equipment from moving inside the containers. SELLER shall be liable for any damage to the Equipment thus incurred due to the negligence of SELLER.

4.5.7. In case of container transportation, SELLER shall examine the condition of the containers, so that only those in good condition shall be used for delivery of the Equipment. SELLER shall use wooden crates free from any insect infestation. Should insect infestation be found in quarantine inspection, SELLER shall bear the cost incurred in fumigation or replacement of the creates at the Port of Unloading, and the liquidated damages provision of Section 4.4 above shall apply to any delay in shipment caused by such quarantine inspection.

4.5.8. If the Equipment is damaged or lost due to improper packing or inadequate protective measure, SELLER shall be responsible for repair, replacement or compensation in accordance with the Agreement. If the Equipment is mis-transported due to mistake or ambiguousness in package or shipping marks, SELLER shall bear additional expenses thus incurred.

5. Standards & Inspections

5.1. Standards. SELLER shall engineer, design and construct the Equipment according to the Appendices attached hereto, using professional engineering, construction and procurement practices. All Equipment shall be engineered and constructed to meet all applicable standards for operation in Idaho, USA, including, without limitation, ASME, NEC, UL, and any others required to meet standards in Pocatello, Idaho and the United States as determined by the BUYER.

5.2. Factory Acceptance Test.

5.2.1. SELLER shall inspect the Equipment to confirm that it meets the Technical Specifications, and shall thereupon send the ex-works quality certificate to BUYER, with notification of the planned date for the Factory Acceptance Test. The date for the Factory Acceptance Test must be no earlier than two (2) weeks from the date when the notification is received by BUYER, and shall be no later than nine (9) months after BUYER pays the Initial Payment to SELLER.

5.2.2. BUYER will send its technical representatives and inspectors to SELLER’s Facility to complete the Factory Acceptance Test together with SELLER’s technical representatives and inspectors. In addition to BUYER’s inspectors, BUYER’s lenders and shareholders may also send their inspectors. The expenses of sending BUYER’s inspectors, or the inspectors of BUYER’s lenders and shareholders, shall be for BUYER’s account.

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

5.2.3. Prior to commencement of the Factory Acceptance Test, SELLER shall provide BUYER with technical instruction in the operation and maintenance of the Equipment as described in Appendix 4. After completing the technical instruction, SELLER shall commence the Factory Acceptance Test, and provided that the Equipment meets the Technical Specifications, BUYER and SELLER shall sign the Factory Acceptance Certificate. SELLER shall ship the Equipment to BUYER as soon as practicable after successful completion of the Factory Acceptance Test, as evidenced by the Factory Acceptance Certificate signed by SELLER and BUYER; provided, however, that the SELLER may not ship the Equipment until the Factory Acceptance Certificate has been signed by BUYER; provided, however, that if BUYER does not attend the Factory Acceptance Test after having been given notification in accordance with Section 5.2.1 above, and if SELLER conducts the Factory Acceptance Test in BUYER’s absence, and confirms that the Equipment meets the Technical Specifications, then SELLER may sign the Factory Acceptance Certificate and the Factory Acceptance Test shall have been deemed completed without the Factory Acceptance Certificate being signed by BUYER.

5.2.4. In addition to the foregoing, BUYER, its authorized representatives and its lenders, shareholders and their respective authorized representatives, may inspect the Equipment at any time prior to delivery of the Equipment FOB to the Port of Shipment. The expenses of any such inspection shall be for BUYER’s account.

5.2.5. The Factory Acceptance Test shall not be a substitute for the inspection of the Equipment at the Port of Unloading or the Work Site, or as a substitute for the Commissioning Test, and the Factory Acceptance Test shall not release SELLER from its warranty obligations as further specified in this Agreement.

5.3. Installation and Commissioning Test.

5.3.1. Equipment installation and servicing shall be carried out by BUYER under the supervision of SELLER at the Work Site, and SELLER’s qualified technical representatives shall provide technical instruction to BUYER during installation and prior to completion of the Commissioning Test as described in Appendix 5 to this Agreement.

5.3.2. BUYER and SELLER shall conduct the Commissioning Test to confirm that the Equipment operates in accordance with the Technical Specifications. Provided that all of the Technical Specifications for the Equipment are satisfied, BUYER and SELLER shall each sign the Certificate of Commissioning; provided, however, that if BUYER does not attend the Commissioning Test, and if SELLER conducts the Commissioning Test in BUYER’s absence, and confirms that the Equipment meets the Technical Specifications, then SELLER may sign the Certificate of Commissioning and the Commissioning Test shall have been deemed completed without the Certificate of Commissioning being signed by BUYER.

5.4. Notwithstanding anything to the contrary in this Agreement, BUYER or SELLER’s execution of the Factory Acceptance Certificate or the Certificate of Commissioning shall not release SELLER from its warranty for the Equipment as described in Section 7 below.

6. Technical Services. SELLER agrees to provide technical information regarding the Equipment to BUYER, and to BUYER’s designated engineering and construction contractors (the “Contractors”), and to attend meetings in the USA with the Contractors, participate in telephone conference calls with BUYER and the Contractors, and draft and respond to written correspondence, including e-mail to and from BUYER and the Contractors (collectively, the “Technical Services”). The scope of the technical information to be provided to the Contractors shall be limited to the information that is required for the Contractors to perform the engineering design work for the Work Site. The cost and expense of the Technical Services is included in the Agreement Price.

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

7. Representations and Warranties.

7.1. General. SELLER represents, warrants, and covenants that:

7.1.1. SELLER will not, in the course of performing its obligations under this Agreement, infringe or misappropriate, and neither the Deliverables nor any element thereof will infringe or misappropriate, any intellectual property right of any other person or entity;

7.1.2. neither the Deliverables nor any element thereof will be subject to any restriction, mortgage, lien, claim, pledge, security interest, or encumbrance when delivered by SELLER to BUYER FOB Port of Shipment;

7.1.3. SELLER will not grant, directly or indirectly, any right or interest in the Deliverables to any other person;

7.1.4. SELLER has full right, power, and authority to enter into and perform this Agreement without the consent of any third party, including the right to grant all licenses granted by SELLER (if any) in this Agreement;

7.1.5. All individuals who contribute to or participate in the conception, creation, or development of the Deliverables will have unconditionally and irrevocably assigned all of their right, title, and interest in and to the Deliverables (and all intellectual property rights thereto) to SELLER (or directly to BUYER) before being allowed to begin performing work pursuant to this Agreement;

7.1.6. SELLER will comply with all laws, regulations, and ordinances applicable to SELLER’s performance of its obligations under this Agreement, including export control laws, and has obtained (or before performing its obligations under this Agreement will obtain) all governmental permits and licenses required for SELLER to perform its obligations under this Agreement; and

7.1.7. SELLER will take all necessary or reasonable precautions to prevent injury to any person (including BUYER employees) or damage to any property (including BUYER property) during the term of this Agreement.

7.2. Performance. SELLER further represents and warrants that: (A) during the Warranty Period, the Deliverables will fully conform to the requirements, and other terms in the Appendices and elsewhere in this Agreement, including, without limitation, the Technical Specifications; (B) the Technical Documentation shall be to its best knowledge, complete, clear and correct so as to meet the requirements of design, inspection, erection, commissioning, performance test, operation and maintenance of the Equipment; and (C) the Equipment shall be completely brand new and comply in materials, workmanship in all respects with the quality and Technical Specifications.

7.3. Warranty Claims.

7.3.1. Notice of Claim. Claims by BUYER for breach of any of SELLER’s warranties set forth in this Agreement shall be made without undue delay after the discovery thereof.

7.3.2. SELLER’s Responsibilities. In the event of SELLER’s breach of any warranty during the Warranty Period, without limiting any other rights or remedies BUYER may have, and provided that BUYER has provided notice pursuant to Section 7.3.1 above, SELLER will at its discretion promptly repair or replace the Deliverables at no additional charge to BUYER. In the event that the warranty claim applies to Equipment, BUYER and SELLER shall attempt to fix the problem through BUYER’s remote technical assistance; provided, however, that if the Equipment cannot be fixed within 48 hours, then SELLER shall dispatch qualified technical representatives to the Work Site within 48 hours thereafter to provide on-site professional and technical service. IF SELLER DOES NOT ARRIVE AT BUYER’S WORK SITE WITHIN ONE WEEK AFTER CONFIRMATION FROM SELLER OF SUCH A NOTIFICATION, THEN SELLER SHALL PAY BUYER $5,000 PER DAY FOR EACH DAY THAT THE EQUIPMENT IS NOT OPERATIONAL DUE TO THE BREACH OF WARRANTY.

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

8. Indemnification. Notwithstanding Section 12 hereof, SELLER will indemnify and hold harmless BUYER and its affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of SELLER in this Agreement or any intentional misconduct or negligence by SELLER or any of SELLER’s agents or subcontractors in performing its obligations under this Agreement. In the event of any third-party claim, demand, suit, or action (a “Claim”) for which BUYER (or any of its affiliates, employees, or agents) is or may be entitled to indemnification hereunder, BUYER may, at its option, require SELLER to defend such Claim at SELLER’s sole expense. SELLER may not agree to settle any such Claim without BUYER’s express prior written consent.

9. Non-solicitation. During the term of this Agreement and for twelve (12) months thereafter, SELLER will not directly or indirectly solicit, induce, or attempt to induce any employee or independent contractor to terminate or breach any employment, contractual, or other relationship with BUYER.

10. Termination & Cancellation

10.1. The term of this Agreement shall begin on the Effective Date and, unless previously terminated as hereinafter set forth, shall remain in force until the expiration of the Warranty Period.

10.2. Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

10.2.1. Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within one hundred eighty (180) days after written notice thereof; provided, however, that such cure period shall not modify or extend the sixty (60) day cure period for SELLER’s delivery obligations pursuant to Section 4.4 above; and provided, further that such one hundred eighty (180) day cure period shall not apply to BUYER’s failure to make any payment to SELLER pursuant to this Agreement. In the event of BUYER’s failure to make payment on the 30-day payment terms set forth in Section 3.1 hereof, termination by SELLER shall require the issuance of a written notice of default containing the threat of immediate termination if payment is not made within an additional grace period of not less than ten (10) business days.

10.2.2. Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

10.2.3. If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or

10.2.4. In accordance with the provisions of Section 11 below.

10.3. In addition to BUYER’s termination rights pursuant to Section 10.2 above, BUYER may terminate this Agreement upon written notice to SELLER, and without any further obligation or liability to SELLER, for any of the following reasons:

10.3.1. For BUYER’s convenience at any time prior to payment of the Initial Payment to SELLER;

10.3.2. If SELLER does not sign the Consent or provide the Legal Opinion pursuant to Section 13 below;

10.3.3. If at any time prior to delivery of the Equipment, FOB Port of Shipment, BUYER has a justifiable reason to believe that SELLER will be more than sixty (60) days late in the delivery of the Equipment, BUYER may immediately cancel this agreement and shall, in addition to all other rights and remedies available in law and equity, be entitled to a refund of the Initial Payment plus the maximum amount of liquidated damages payable pursuant to Section 4.4 above.

10.4. SELLER may terminate this Agreement without any further obligation or liability to BUYER if BUYER has not paid the Initial Payment within one hundred eighty (180) days after the Effective Date. Upon such termination, each of BUYER and SELLER shall be released from any further obligations or liability to the other Party under this Agreement.

10.5. Upon the expiration or termination of this Agreement howsoever arising, the following Sections shall survive such expiration or termination: Sections 1 (Definitions), 7.3 (Warranty Claims), 8 (Indemnification), 9 (Non-solicitation), 10 (Termination & Cancellation), 11 (Force Majeure), 12 (Limitations of Liability), and 14 (General Provisions).

11. Force Majeure. Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the affected Party (i.e., the party that is unable to perform). If such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the performance of SELLER is delayed for Force Majeure for a cumulative period of thirty (30) days or more, SELLER will use commercially reasonable efforts to transition its production of the Equipment for the duration of the Force Majeure to an alternate source. If the conditions of Force Majeure continue to materially impede performance of any material obligation under this Agreement for a period of more than three (3) consecutive calendar months (and, only if SELLER is the affected Party, SELLER has not used commercially reasonable efforts to transition its production of the Deliverables as provided in the immediately preceding sentence), then the non-affected Party shall be entitled to terminate this Agreement by 30 days prior written notice to the other Party.

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

12. Limitations of Liability

12.1. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF BUYER OR SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.2. EXCEPT FOR BUYER’S OBLIGATION TO PAY THE AGREEMENT PRICE, NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE FIFTY PERCENT (50%) OF THE AGREEMENT PRICE.

13. Financing. SELLER acknowledges that BUYER will be financing the construction of its polysilicon production plant, including the Work Site, through a combination of debt, equity and prepayments from BUYER’s customers. SELLER hereby acknowledges and consents to BUYER’s assignment, in connection with BUYER’s financing of the construction, development and operation of improvements to the Work Site, as collateral security for its obligations relating thereto, of all of BUYER’s rights, title and interest in, to and under this Agreement (the “Assigned Interests”) to the financial institution named as Collateral Agent for the Secured Parties (as defined below) (together with its successors, designees and assigns in such capacity, the “Agent”) pursuant to a Security Agreement to be made by BUYER in connection with such financing in favor of the Agent for the benefit of certain secured parties described therein (the “Secured Parties”) and in that certain Collateral Agency and Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) to be made in connection with such financing among BUYER, Hoku Materials Holdings, Inc., the Agent, and the other Secured Parties party thereto. SELLER shall not unreasonably withhold consent to the transfer of BUYER’s interest under this Agreement to the Agent or any purchaser, successor, assignee and/or designee (a “Subsequent Transferee”) of the Assigned Interests at a foreclosure sale or by a conveyance by BUYER in lieu of foreclosure and agrees that, notwithstanding any provision hereof to the contrary, upon such foreclosure, sale or conveyance, the Agent or such Subsequent Transferee shall be substituted for BUYER under this Agreement and SELLER shall perform its obligations hereunder in favor of the Agent or the Subsequent Transferee, as the case may be.

14. SELLER’s Representations & Warranties. SELLER hereby represents and warrants to BUYER that the following are true and correct:

14.1. SELLER is a corporation duly incorporated and validly existing in good standing under the laws of the Kingdom of Denmark.

14.2. This Agreement has been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of SELLER, and constitutes the valid obligations of SELLER, legally binding upon and enforceable against SELLER in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

14.3. The execution and delivery of this Agreement, and fulfillment of and compliance with the respective provisions of this Agreement, does not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien upon any of the properties or assets of SELLER pursuant to, or require any authorization, consent, approval, exemption, or other action by or notice to or filing with any court, administrative or governmental body or other person or entity pursuant to, the charter or by-laws of SELLER, any applicable law, statute, rule or regulation or (insofar as is known to us after having made due inquiry with respect thereto) any agreement, instrument, order, judgment or decree to which SELLER is a party or otherwise subject.

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

15. General Provisions.

15.1. Governing Law; Venue. This Agreement is governed by the laws of the State of Idaho, USA, without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. SELLER irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Idaho, USA, for any suit or action arising from or related to this Agreement, and waives any right SELLER may have to object to the venue of such courts. SELLER further agrees that these courts will have exclusive jurisdiction over any such suit or action initiated by SELLER against BUYER. SELLER also irrevocably waives any right SELLER may have to a jury trial.

15.2. Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

15.3. No Assignment. Except for assignment of payments due to SELLER pursuant to this Agreement, as collateral security for SELLER’s payment obligations to a third party financial lender, this Agreement and SELLER’s rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by SELLER without BUYER’s express prior written consent. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. BUYER may assign this Agreement, or any of its rights under this Agreement to any third party with or without SELLER’s consent.

15.4. Notices. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed below by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each Party may change such Party’s address for receipt of notice by giving notice of such change to the other Party.

BUYER:
HOKU MATERIALS, INC.
One Hoku Way
Pocatello, Idaho 83204 USA
Attn: Mr. Karl Taft, CTO
E-mail: [*]
Facsimile: +1 (808) 682-7807

With a copy to:

HOKU SCIENTIFIC, INC.
1075 Opakapaka Street
Kapolei, Hawaii 96707, USA
Attn: Mr. Dustin Shindo, CEO
E-mail: [*]
Facsimile: +1 (808) 682-7807

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

SELLER:

PVA TEPLA Danmark
Smedetoften 4
DK-3600 Frederikssund
Denmark
Attn: Jens Borregaard
E-mail: [*]
Facsimile: +45 4733 7099

15.5. Legal Fees. The prevailing Party in any litigation between the Parties relating to this Agreement will be entitled to recover such Party’s reasonable attorneys’ fees and court costs, in addition to any other relief that such Party may be awarded.

15.6. Publicity. Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, any rules of the German Stock Exchange that are applicable to SELLER, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all technical information set forth in this Agreement.

15.7. Remedies. BUYER’s remedies for any breach of this Agreement by SELLER will include damages, injunctive relief, specific performance, and restitution. SELLER acknowledges that any breach of this Agreement by SELLER would cause irreparable injury to BUYER for which monetary damages would not be an adequate remedy and, therefore, BUYER will be entitled to injunctive relief (including specific performance). The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

15.8. Construction. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. When used in this Agreement, “including” means “including without limitation.” Whenever BUYER’s consent or approval is required under this Agreement, BUYER may grant or deny its consent or approval in its sole and absolute discretion. No rule of strict construction will be applied in the interpretation or construction of this Agreement.

15.9. Waiver. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

15.10. Entire Agreement; Amendments. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

[This space intentionally left blank.]

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

IN WITNESS WHEREOF, the parties have executed this Equipment Purchase & Sale Agreement as of the date first set forth above.

SELLER:		BUYER:

PVA TEPLA AG		HOKU MATERIALS, INC.

By:	/s/ JENS BORREGAARD	By:	/s/ DARRYL NAKAMOTO

Name:	Jens Borregaard	Name:	Darryl Nakamoto

Title:	Branch Manager	Title:	CFO
Authorized Signatory		Authorized Signatory

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

APPENDIX 1

Technical Specification for SR-110 Slim Rod Puller

[*]

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

APPENDIX 2

Technical Specifications of FZ-14M analytical puller

[*]

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

APPENDIX 3

Specification of Documents

For the Equipment, detailed information will be given in the form of text, diagrams and drawings.

In general the documents will contain:

General Description

Installation Instructions

Operation Instructions

Troubleshooting Instructions

Maintenance Instructions

Assembly Drawings

Electrical Diagrams

Hydraulic Diagrams

Pneumatic Diagrams

Gas Diagrams

Complete Part Lists

Especially for crystal growth, very detailed information will be given. Each process step will be explained with text and drawings, and guidelines for the proper setting of all adjustable growth parameters will be given for each set of diameter of input polysilicon and diameter of output Silicon single crystal.

Furthermore general information on handling, preparation and cleaning of Silicon will be given.

Schedule

Documentation for preparation of installation sites:	4 weeks from effective date of Agreement

Final documentation as mentioned above:	2 weeks after shipment

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

APPENDIX 4

Procedure for Factory Acceptance Test

1. Technical Training in Operation and Maintenance of Equipment.

Prior to commencement of the Factory Acceptance Test at the SELLER Facility SELLER shall provide BUYER with the following training in the operation and maintenance of the Equipment:

The training will fall in two parts: first in PVA TePla workshop in Denmark in relation to FAT (factory acceptance tests) and later in Hoku plant in relation to installation, commissioning and final acceptance. For each type of equipment the topics will be: Overall description of equipment, installation, operation, and maintenance. The total time spent during FAT for this purpose two week and the total at Hoku-site 6 weeks incl. time for installation supervision. The reason it is taken together is that the installation process is often quite practical also used for demonstration of certain aspects of the equipment.

The FAT will include 2 weeks of training for the BUYER at the SELLER Facility.

2. Factory Acceptance Test.

Phase I. In the first part of the test it will be shown that the Equipment complies with the Technical Specifications with respect to movement of spindles (precision and range of rotation and vertical movement), alignment and end vacuum.

Phase II. In the second part of the tests, the operational performance will be proven as follows:

[*]

SELLER will for the purpose of these tests supply the following poly silicon:

Two source rods Ø45 x 900 mm, two poly rods Ø 80 – 85 mm x 800 mm and 4 core rods Ø 20 x 100 mm.

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

Appendix 5

Procedures for Commissioning Test

1. Technical Training in Operation and Maintenance of Equipment.

Prior to commencement of the Commissioning Test at the Work Site, SELLER shall provide BUYER with the following training in the operation and maintenance of the Equipment:

[Describe amount of time for training, and topics to be covered with some specificity.]

The training will fall in two parts: first in PVATePla workshop in Denmark in relation to FAT (factory acceptance tests) and later in Hoku plant in relation to installation, commissioning and final acceptance. For each type of equipment the topics will be: Overall description of equipment, installation, operation, and maintenance. The total time spent during FAT for this purpose is two weeks and the total at Hoku-site is 6 weeks incl. time for installation supervision. The reason it is taken together is that the installation process is often quite practical also used for demonstration of certain aspects of the equipment.

The 6 weeks for commissioning shall include a minimum of 750 hours of Technical Services from qualified SELLER personnel.

2. Commissioning Test Certificate.

Phase I. In the first part of the test it will be shown that the Equipment complies with the Technical Specifications with respect to movement of spindles (precision and range of rotation and vertical movement), alignment and end vacuum.

Phase II. In the second part of the tests, the operational performance will be proven as follows:

[*]

SELLER will for the purpose of these tests supply the following poly silicon:

Two source rods Ø45 x 900 mm, two poly rods Ø 80 – 85 mm x 800 mm and 4 core rods Ø 20 x 100 mm.

Additional silicon for training of BUYER’s personnel will be supplied by BUYER

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

Appendix 6

Factory Acceptance Certificate

This Factory Acceptance Certificate is being signed pursuant to Section 5.2.2 of the Equipment Purchase & Sale Agreement (the “Agreement”) dated _______________, 2007, by and between HOKU MATERIALS, INC., and PVA TEPLA AG. Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement.

By signing below, each party hereby certifies to the successful completion of the Factory Acceptance Test and confirms the following:

1.	Each of the seven (7) SR-110 Slim Rod Pullers with the serial numbers listed below meets the Technical Specifications set forth on Appendix 1 to the Agreement.

Serial Number:
Serial Number:
Serial Number:
Serial Number:
Serial Number:
Serial Number:
Serial Number:

2.	The FZ-14M analytic float zone crystal puller with the serial number listed below meets the Technical Specifications set forth on Appendix 2 to the Agreement.

Serial Number:

PVA TEPLA AG	HOKU MATERIALS, INC.

By:	By:

Name:	Name:

Title:	Title:
Authorized Signatory	Authorized Signatory

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08

Appendix 7

Certificate of Commissioning

This Certificate of Commissioning is being signed pursuant to Section 5.3.2 of the Equipment Purchase & Sale Agreement (the “Agreement”) dated _______________, 2007, by and between HOKU MATERIALS, INC., and PVA TEPLA AG. Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement.

By signing below, each party hereby certifies to the successful completion of the Commissioning Test and confirms the following:

1.	Each of the seven (7) SR-110 Slim Rod Pullers with the serial numbers listed below meets the Technical Specifications set forth on Appendix 1 to the Agreement.

Serial Number:
Serial Number:
Serial Number:
Serial Number:
Serial Number:
Serial Number:
Serial Number:

2.	The FZ-14M analytic float zone crystal puller with the serial number listed below meets the Technical Specifications set forth on Appendix 2 to the Agreement.

Serial Number:

PVA TEPLA AG	HOKU MATERIALS, INC.

By:	By:

Name:	Name:

Title:	Title:
Authorized Signatory	Authorized Signatory

SELLER Initials & Date 25/3-08 JB	BUYER Initials & Date DN 4/8/08